Exhibit 10.1

June 10, 2016	AMENDED

Kevin Lind
40 Loraine Court
San Francisco, CA 94118

Dear Kevin,

I am pleased to offer you, subject to approval by the Board of Directors and its Compensation Committee, the regular, full-time, exempt position of Chief Financial Officer, reporting to Amit Munshi, President & Chief Executive Officer.

You will receive a semi-monthly salary of $16,666.67 which annualized is $400,000.00. In addition, as an inducement material to entering into employment with Arena, you will be granted 800,000 nonstatutory stock options that entitle you to purchase Arena stock at a price and on terms to be determined by the Compensation Committee of the Board of Directors. You are also entitled to participate in a bonus plan of up to 50% of your base salary earned during the year. You will also be eligible to participate in the employee benefit programs provided by Arena, which currently include medical, dental/vision reimbursement, life, AD&D, short-term and long-term disability insurance programs, a 401(k) plan and Employee Stock Purchase Plan (ESPP), you are entitled to enter into a standard form of Indemnification Agreement maintained by Arena for its executive officers, and you will participate in Arena’s Severance Benefit Plan with a severance period of 18 months.

Arena will also pay up to $50,000 of your qualified moving expenses for relocation to the San Diego area.  Qualified moving expenses include actual moving expenses to San Diego and are summarized in the Internal Revenue Service Publication 521. You must submit any qualified moving expenses to us within six (6) months of when incurred (and no later than June 14, 2017). If your qualified moving expenses are less than $50,000, we will pay you on June 15, 2017, any unused portion as a bonus, less payroll taxes, and subject to your not having voluntarily terminated your employment before such time. The entire sum of $50,000 will be repayable by you to Arena if you voluntarily choose to terminate your employment before the second anniversary of your employment start date.

This offer is subject to:

•	Successful completion of background verification conducted by an Arena service provider.

•
Verification of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You must complete section 1 only of the attached* I-9 form and provide the required documentation on your first day of employment. For assistance with employment (H-1B) visa issues, please contact Allison Anderson at extension 1737.

Kevin Lind	Page 2
June 10, 2016

•	Execution of the attached* Employee Proprietary Information and Inventions Agreement, which specifies your responsibilities regarding proprietary information, trade secrets and intellectual property.

•
Completion and confirmation of all other required employment and benefits forms, including the attached* Policy-Protection of Material/Prevention of Insider Trading, IT Security and Compliance Policy, Code of Business Conduct and Ethics, Anti-Corruption Policy, Policy Against Harassment, Policy on Filing, Receipt, and Treatment of Complaints, Policy Regarding Serving of Alcohol at Company Events, Legal Hold Policy, Publication Policy, Corporate Communications Guidelines, Lab Notebook Policy, and PhRMA Code on Interactions with Healthcare Professionals.

All other employment forms will be included in your New Hire/Benefits package and forwarded to you on or before your start date in preparation for orientation on your first day.

Consistent with Arena policy, your employment will be terminable at will and is guaranteed for no specified period. This means that you may resign at any time and Arena may terminate your employment at any time with or without cause and without notice. This “at will” status may not be changed except by written agreement signed by both you and the Chief Executive Officer of Arena Pharmaceuticals. By signing this offer letter, you acknowledge that no representative of Arena has made any statement to the contrary in discussing prospective employment with you.

You represent that your employment with Arena will not conflict with or violate any agreement or understanding with a former employer or other person or entity.

If you accept this offer, please sign both copies of this letter signifying your agreement, and return one copy to the Benefits and Employee Resources Department on or before June 15, 2016. Complete and return the attached additional documents as well. Please contact a member of the Benefits and Employee Resources Department if you have any questions or concerns.

Kevin, we look forward to having you as a member of the Arena team and hope our future association will be rewarding for you as well as the company.

Sincerely,

/s/ Amit D. Munshi
Amit D. Munshi
President and Chief Executive Officer

Kevin Lind	Page 3
June 10, 2016

Acceptance:

I accept the offer as stated in this letter and I agree to the terms of employment described, including that my employment relationship is terminable at will by either me or Arena, with or without cause or notice.

/s/ Kevin Lind                    6/14/16
Kevin Lind                     Date

Offer Expiration Date: June 14, 2016
Proposed Start Date: June 15, 2016

cc:     Amit D. Munshi
President & Chief Executive Officer

*These forms will not be attached to faxed or emailed copies of the offer letter.